Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the American Bank Note Holographics, Inc. 1998 Stock Incentive Plan, the American Bank Note Holographics, Inc. 2000 Stock Incentive Plan, and the  American Bank Note Holographics, Inc. 2005 Stock Incentive Plan of JDS Uniphase Corporation of our report dated September 30, 2005 with respect to the consolidated financial statements of JDS Uniphase Corporation for the year ended July 2, 2005, included in its Annual Report (Form 10-K) for the year ended June 30, 2007 filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

San Jose, California
February 25, 2008